United States
Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 13, 2024

Cadiz Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12114	77-0313235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850 Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2024, Cadiz Inc. (the “Company” or “Cadiz”), Cadiz Real Estate, LLC, a wholly-owned subsidiary of Cadiz, and Fenner Gap Mutual Water Company (“FGMWC”), the nonprofit mutual benefit corporation established by Cadiz to deliver water to public water agencies, entered into a water supply agreement with Cucamonga Valley Water District (“CVWD”), a retail water provider serving communities in San Bernardino County, California including the City of Rancho Cucamonga and portions of the cities of Fontana, Ontario and Upland, and County unincorporated areas (“CVWD Agreement”).

The CVWD Agreement provides for the purchase by CVWD of 5,000 acre-feet of water per year (“AFY”) from the Cadiz Water Conservation, Supply and Storage project (the “Project”) with conveyance through the Company’s Northern Pipeline via an exchange with one or more contractors of the California State Water Project, the state water infrastructure system under the supervision of the California Department of Water Resources.

The Company’s Northern Pipeline, a 30-inch diameter, 220-mile, existing steel pipeline originating at Cadiz with a terminus at Wheeler Ridge, California has a delivery capacity of 25,000 AFY.  The CVWD Agreement along with other agreements executed as of this reporting date represent 85% of the delivery capacity of the Northern Pipeline. The Company is in negotiations with public water systems to exercise and/or amend existing letters of intent and option agreements for the remaining capacity of the Northern Pipeline.

Under the terms of the CVWD Agreement, the “as delivered” price paid by CVWD for Project water delivered to designated points of delivery will be a maximum of the lesser of (1) $1,650 per AFY or (2) the then prevailing full cost of recycled water recharge rate available to CVWD from the Inland Empire Utilities Agency (“IEUA”), its regional wholesale water agency, minus fifteen percent (15%). The target “as delivered” price to CVWD, including incremental capital and operating costs for conveyance, less grant funding, is $1,000 and in any event, will not exceed $1,650 per AFY. The payments will be subject to an agreed upon annual adjustment pegged to an agreed upon index (e.g., CPI Water and Sewer Index).

Under the CVWD Agreement, the parties have agreed to exercise good faith and reasonable best efforts to jointly pursue federal, state, and local grant funding to offset the capital costs for development of pipeline conveyance and appurtenant facilities. Any grant funding received by public water systems will be credited against the “as delivered” price for water to CVWD.

Cadiz expects to receive net revenue of $850 per AFY in 2024 dollars, or $170 million over 40 years, subject to annual inflation adjustments, for producing conserved water to be conveyed to CVWD via exchange through the Northern Pipeline. Annual payments for water supply made available from the Project under the CVWD Agreement would begin when conditions precedent are met, construction is complete, and water deliveries begin.

The foregoing description of the CVWD Agreement does not purport to be complete and is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)

10.1	Northern Pipeline Delivery Agreement, dated August 13, 2024, by and among Cadiz, Inc., Cadiz Real Estate LLC, Fenner Gap Mutual Water Company and Cucamonga Valley Water District.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

This current report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements regarding the Company’s expectation of the benefits to be derived from the CVWD Agreement and other agreements held by the Company.  Such statements are subject to significant risks and uncertainties, including the Company’s ability to fulfill the required contractual conditions and complete the needed construction for water delivery to occur.  Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements include delays in the supply chain for materials, whether the parties to the agreements will be able to obtain the contemplated grant funding, and other factors and considerations detailed in the Company’s Securities and Exchange Commission filings.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

CADIZ INC.

By:	/s/ Stanley E. Speer
Stanley E. Speer
Chief Financial Officer

Date:  August 14, 2024